Exhibit 99.2

PRESS RELEASE

Paris, June 24, 2011

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PPR S.A. Completes Acquisition of Volcom, Inc.

PPR S.A. (FR 0000121485, PRTP.PA, PPFP) announced today that it has completed its acquisition of Volcom, Inc. through a short-form merger, whereby PPR merged its indirect wholly owned subsidiary into Volcom and, as a result, Volcom has become an indirect wholly owned subsidiary of PPR.

In connection with the completion of the transaction, Volcom’s common stock ceased to be traded on the Nasdaq Stock Market following market close on Thursday, June 23, 2011 and will be delisted. Detailed instructions will be mailed to former Volcom stockholders who did not tender their shares into the offer outlining the steps to be taken to obtain the merger consideration of $24.50 per share in cash.

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Advisors

Peter J. Solomon Company is acting as financial advisor, and Wachtell, Lipton, Rosen & Katz is acting as legal advisor, to PPR.

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This press release is a free translation of the French original press release.

The original French version of this press release is available on our website at www.ppr.com.

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About Volcom

Volcom is an innovative designer, marketer and distributor of premium quality young mens and womens clothing, accessories and related products. The Volcom brand, symbolized by The Stone , is athlete-driven, creative and forward thinking. Volcom has consistently followed its motto of “youth against establishment,” and the brand is inspired by the energy of youth culture. Volcom and Electric branded products are sold throughout the United States and internationally. Volcom’s news announcements and SEC filings are available through the company’s website at www.volcom.com.

About PPR

PPR nurtures a group of high-growth global brands distributed in more than 120 countries. Through its Consumer and Luxury brands, PPR generated revenue of €14.6 billion in 2010, and had approximately 60,000 employees at December 31, 2010. The PPR share is listed on Euronext Paris (FR 0000121485, PRTP.PA, PPFP). To explore the PPR brand universe, please visit www.ppr.com : the Luxury group (Gucci, Bottega Veneta, Yves Saint Laurent, Balenciaga, Boucheron, Sergio Rossi, Alexander McQueen and Stella McCartney), Puma, Fnac and Redcats (La Redoute, The Sportsman’s Guide, The Golf Warehouse…).

Contacts
Press (France):	Charlotte Judet	+33 (0)1 45 64 65 06	cjudet@ppr.com
	Paul Michon	+33 (0)1 45 64 63 48	pmichon@ppr.com
Press (U.S.):	Stephanie Slipher	(+1) 212-453-2211	stephanie.slipher@fleishman.com
Analysts/Investors:	Alexandre de Brettes Emmanuelle Marque	+33 (0)1 45 64 61 49 +33 (0)1 45 64 63 28	adebrettes@ppr.com emarque@ppr.com
Website:	www.ppr.com